EXHIBIT 10.24

Delta Air Lines, Inc
Restoration Long Term
Disability Plan

Article 1
General

Section 1.1 Introduction. Delta Air Lines, Inc. (the “Company”) has established and maintained the Delta Family-Care Disability and Survivorship Plan ( the “D&S Plan”) as a tax exempt welfare benefit plan for purposes of providing welfare benefits, including but not limited to, long term disability benefits, to non pilot employees of the Company. The D&S Plan and its accompanying trust are subject to the compensation limit of Section 505(b) of the Internal Revenue Code of 1986 (the “Code”) (such compensation limit referred to as the “Restriction”), which Restriction may prevent participants in the D&S Plan from receiving the amount of long term disability benefits to which they would otherwise be entitled under the D&S Plan. The Company has established this Delta Air Lines, Inc. Restoration Long Term Disability Plan (the “Restoration Plan”) to provide certain supplemental long term disability benefits as described herein.

Section 1.2 Eligibility. Any non pilot employee whose Earnings as defined in the D&S Plan exceeds the then applicable compensation limit under Section 505(b) of the Code (a “Plan Participant”) is eligible to participate in this Restoration Plan.

Section 1.3 Purpose. The purpose of the Restoration Plan is to provide for the payment of any reduction in a Plan Participant's long term disability benefit under the D&S Plan which results solely from the Restriction and not in whole or in part from any other term or provision of the D&S Plan.

Section 1.4 Nature of Restoration Plan. The Restoration Plan is a non-qualified unfunded plan maintained by the Company for the purpose of providing benefits for a select group of management or highly compensated employees. Accordingly, the Restoration Plan is intended to be exempt from coverage under certain sections of the Employee Retirement Income Security Act of 1974 (ERISA”) pursuant to ERISA Sections 4(b)(5), 301(2), 301(a)(1) 4021 and applicable regulations. The Restoration Plan is also intended to be a disability pay plan under Section 409A of the Code and Section 1.401A-1(a)(5) of the applicable regulations, and shall be administered consistent with such intention.

Article 2
Benefits

Section 2.1. Incorporation of D&S Plan. To the extent consistent with the terms of this Restoration Plan, the terms of the D&S Plan and any past and future amendments thereto are incorporated by reference into this Restoration Plan.

Section 2.2. Restoration Long Term Disability Benefits. The Company agrees to pay to a Plan Participant at the time and in the manner set forth herein a supplemental monthly disability benefit equal to (a) minus (b) where (a) equals the monthly long term disability benefit which the Plan Participant would receive under the D&S Plan based on Earnings as if the Restriction was not in effect, but taking into account all other terms of the D&S Plan; and (b) equals the monthly long term disability which the Plan Participant actually receives from the D&S Plan considering the Restriction and taking into account all other terms of the D&S Plan. Provided however, the amount of Restoration Long Term Disability Benefits payable under this Restoration Plan shall be based only upon the amount of Company paid benefits (i.e. long term disability benefits determined at the 50% level) and shall not include any employee paid long term disability “buy up” to the 60% level. A Plan Participant's Restoration Long Term Disability Benefits shall be paid monthly and begin on the date long term disability benefits begin under the D&S Plan and cease when the Plan Participant is no longer eligible for long term disability benefits from the D&S Plan, or if the Restriction no longer applies such that the entire long term disability benefit can be paid from the D&S Plan. Any decision of the D&S Plan administrators regarding continued eligibility for long term disability benefits under the D&S Plan shall be binding on this Restoration Plan.

Section 2.3. Source of Payment. The benefits provided under this Restoration Plan shall be paid, to the extent they become due, from the Company's general assets or by such other means as the Company deems advisable. To the extent a Plan Participant acquires the right to receive payments under this Restoration Plan, such right shall be no greater than that of a general creditor of the Company.

Article 3
Administration

Section 3.1. Plan Administration. The Company, acting through its Vice President - Global HR Services and Labor Relations (or, if from time to time no such position exists, then acting through its highest ranking officer who is primarily responsible for the Company's employee benefit programs) shall have the full power and authority to administer this Restoration Plan. The Company, its agents and employees shall not be liable to any person for any action taken or omitted in connection with the administration of this Restoration Plan. Any application for long term disability benefits under the D&S Plan by a Plan Participant shall also be deemed to be an application for Restoration Long Term Disability Benefits, and no separate application shall be required. Any employee who believes he is a Plan Participant who does not receive Restoration Long Term Disability Benefits may file a claim for such benefits with the Company; however such claim must be filed within 60 days after long term disability benefits are first paid under the D&S Plan. Any adverse determination to such a claim for benefits under this Restoration Plan shall be made, and the Plan Participant notified of such adverse determination, with 45 days of submission of his claim for benefits hereunder, subject to extensions allowed under applicable claim regulations.

Section 3.2. Appeals. To be eligible for benefits under this Restoration Plan, a Plan Participant must be receiving long term disability benefits under the D&S Plan, and any appeal regarding the Plan Participant's initial or continued eligibility for, or receipt of, such benefits shall be determined solely under the appeal procedures contained in the D&S Plan. The results of any such appeal shall be determinative of the same issues with respect to this Restoration Plan. Any appeal regarding Restoration Long Term Disability Benefits under this Restoration Plan, including, but not limited to, eligibility to participate in the Restoration Plan or the amount of Restoration Long Term Disability Benefits, shall be commenced separate and apart from any appeal under the D&S Plan. Any Plan Participant who is denied benefits under this Restoration Plan or believes the amount of such benefits is incorrect and wishes to appeal such denial or determination must request in writing a review of the denial or determination by the Administrative Committee of Delta Air Lines, Inc. within 180 days of receiving written notice of the denial. If no request for review is received by the Administrative Committee within 180 days of the receipt of the written denial, the denial shall be final and binding upon the Company and the Plan Participant. All appeals for benefits under this Restoration Plan, including the time limits for such appeal, required notices and other appeal procedures shall be consistent with any applicable claims review regulations promulgated under Section 503 of ERISA.

Article 4
General

Section 4.1. Governing Law. This Restoration Plan shall be governed by and construed in accordance with the laws of the State of Georgia without regard to its conflict of laws rules.

Section 4.2 No Right to Continued Employment. Nothing in this Restoration Plan shall be deemed to give any Plan Participant the right to be retained in the service of the Company for any time or period, including any time the Plan Participant may be receiving benefits hereunder.

Section 4.3. Nonassignability of Benefits. No benefit payable under this Restoration Plan may be assigned, encumbered or subject to any legal process for the payment of any claim against any Plan Participant.

Section 4.4. Amendment and Termination. This Restoration Plan is not intended to create any contractual rights or benefits and may be terminated or amended by the Company at any time and for any reason, including amendment or termination of benefits in pay status for any Plan Participant at any time.

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